EXHIBIT 5.1
OPINION OF SQUIRE, SANDERS & DEMPSEY L.L.P.
June 25, 2007
Mobile Mini, Inc.
7420 South Kyrene Road, Suite #101
Tempe, Arizona 85283
RE: REGISTRATION STATEMENT ON FORM S-4
Ladies and Gentlemen:
     We have acted as counsel to Mobile Mini, Inc., a Delaware corporation (the “Company”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6 7/8% Senior Notes due 2015 (the “New Securities”) for any and all of its outstanding 6 7/8% Senior Notes due 2015 (the “Old Securities”) pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), and certain matters relating thereto.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     Upon the basis of the foregoing, we are of the opinion that the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture governing the New and Old Securities and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended (the “Act”), nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.
     We do not express an opinion on any matters other than those expressly set forth in this letter. This opinion is rendered solely in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.
SQUIRE, SANDERS & DEMPSEY L.L.P.